PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

To: %%FIRST_NAME _MIDDLE_NAME_LAST_NAME%-%

You are hereby awarded, effective as of the Date of Grant, performance restricted stock units (each a “PRSU” and collectively the “PRSUs”) representing the right to receive shares of common stock, $.001 par value (“Common Stock”), of Modivcare Inc., a Delaware corporation (the “Company”), pursuant to the Company’s 2006 Long‐Term Incentive Plan, as amended from time to time (the “Plan”), subject to the terms and conditions specified below in this Performance Restricted Stock Unit Agreement (“Agreement”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Plan.

Effective Date of Grant: %%OPTION_DATE,'MONTH DD, YYYY'%-%

Total of Shares Granted: %%TOTAL_SHARES_GRANTED,'999,999,999'%-

In addition to the terms, conditions, and restrictions set forth in the Plan, the following terms, conditions, and restrictions apply to the PRSUs:

Restrictions and Forfeiture
The PRSUs are not transferable or assignable, whether in full or in part. This includes any direct or indirect attempts to offer, sell, pledge, assign, or otherwise dispose of them, except in cases of transfer through a will or by the laws of descent and distribution upon the individual's death. Any such unauthorized transfer is considered void. Such shares, once vested, are subject to the Company’s applicable anti-hedging and anti-pledging policies. All awards are subject to Modivcare’s clawback policies.

Upon termination of your Continuous Service (as defined below) for any reason, unvested PRSUs will be immediately forfeited.

Subject to the restrictions set forth in the Plan, the Administrator shall have the authority, in its discretion, to accelerate the vesting schedule applicable to your PRSUs whenever the Administrator may determine that such action is appropriate by reason of changes in applicable tax or other laws, or other changes in circumstances occurring after the Date of Grant, provided no acceleration will be permitted if it would cause the PRSUs issued under this Agreement to not comply with the requirements of Section 409A (as defined below).

Vesting
Provided you maintain your Continuous Service through December 31, 2026 (the “Vesting Period” and the day that is the end of the Vesting Period, the “Vesting Date”), your PRSUs will vest in accordance with your vesting schedule (i.e. three years after the grant date), following the three-year performance period, and you will be entitled to receive that number of shares of Common Stock of the Company, if any, determined by multiplying (i) the aggregate number of PRSUs subject to this Agreement by (ii) the payout percentage set forth in Schedule A for both EBITDA and rTSR (as defined below) amounts attained by the Company (the “Performance Target”), with the payout percentage determined by linear interpolation in the event that the actual achievement of the Performance Target falls between the thresholds and maximum payouts listed on Schedule A. In the event the cumulative rTSR is negative over the Measurement Period (as defined below), the rTSR payout percentage set forth in Schedule A will be capped at target. Any fractional shares of Common Stock that become payable will be rounded down to the nearest whole share.

At the Administrator’s discretion, the Performance Target may be adjusted as necessary to reflect the financial impact of any acquisitions or divestitures made by the Company during the Vesting Period.

Other than as provided below with respect to the Change in Control, in the event that (i) the minimum Performance Target set forth in Schedule A is not achieved, or (ii) your Continuous Service is terminated for any reason prior to the Vesting Date, you will not be entitled to receive any shares of Common Stock with respect to your PRSUs and the PRSUs will be forfeited and terminated in their entirety.

Settlement	As soon as reasonably practicable following the later of (i) filing of the Company’s 2026 annual report on Form 10-K, or (ii) the day following the Vesting Date, but in no event later than December 31, 2027, the Company shall issue to you (or your beneficiary, if applicable), in certificated or book entry form, the shares of Common Stock that you become entitled to receive hereunder, if any, subject to the satisfaction of any required tax withholding obligations and the other conditions described below. Upon the Vesting Date, your rights with respect of the PRSUs, as such, subject to this Agreement shall be extinguished and this Agreement shall thereafter represent only the right to receive the shares of Common Stock that you become entitled to receive hereunder, if any.

Change in Control	Notwithstanding the Plan or the foregoing, in the event of a Change in Control, the payout percentage with respect to your PRSUs shall be calculated using the Actual Performance for rTSR and EBITDA as estimated at the time of the Change of Control.

Furthermore, in the event of a Change in Control, your PRSUs shall entitle you to receive the same form and amount of consideration that you would have received in connection with the Change in Control transaction had you received immediately prior thereto the shares of Common Stock of the Company to which you would have been entitled for your PRSUs as determined in the preceding paragraph (without giving effect to any deferred payment arrangements contemplated in the Change in Control transaction (e.g., earn-out or contingent value rights to which such consideration may be subject shall not be given effect and the consideration subject to any such rights shall be deemed paid instead on the closing date of the Change in Control for all purposes hereunder)), and your PRSUs shall remain subject to the Vesting Period; provided, however, that notwithstanding the Vesting Period, you may become fully vested in your PRSUs on account of a Change in Control Termination (as defined below).

Within thirty (30) business days following any Change in Control Vesting Date (as defined below), you will be issued the shares of Common Stock or other consideration to which you are entitled with respect to your PRSUs, if any, subject to the satisfaction of any required tax withholding obligations and the other conditions described below. Upon such settlement, your rights with respect to the PRSUs, as such, subject to this Agreement shall be extinguished and this Agreement shall thereafter represent only the right to receive the shares of Common Stock or other consideration that you become entitled to receive hereunder, if any.

Definitions	For all purposes of this Agreement:

(i) “Beginning Stock Price” means the average of the closing prices of the Common Stock for the 20 trading days ending on the trading date immediately preceding the first day of the Measurement Period.

(ii) “Cause” means your (A) conviction of a felony or a crime involving fraud or moral turpitude, (B) theft, material act of dishonesty or fraud, intentional falsification of any employment or Company (or a successor entity’s) records, or commission of any criminal act which impairs your ability to perform appropriate employment duties for the Company (or a successor entity), (C) intentional or reckless conduct or gross negligence materially harmful to the Company (or a successor entity), including violation of a non-competition or confidentiality agreement, (D) willful failure to follow lawful instructions of the person or body to which you report, or (E) gross negligence or willful misconduct in the performance of your assigned duties.

“Cause” shall not include mere unsatisfactory performance in the achievement of your job objectives. For purposes of this definition, conduct shall not be considered “willful” unless done, or omitted to be done, not in good faith and without a reasonable belief that the conduct (or lack thereof) was in the best interests of the Company (or a successor entity).

Notwithstanding the foregoing, if a cure of the circumstances constituting Cause is reasonably possible in the circumstances, a termination shall not be deemed to be for Cause unless (X) the Company (or a successor entity) notifies you in writing of the circumstances constituting Cause, and (Y) you do not reasonably cure such circumstances within 15 days after such notice is provided; provided that the Company (or a successor entity) shall not be required to give you multiple notices of the same or substantially similar circumstances.

(iii) “Change in Control Termination” means a termination of your Continuous Service beginning 30 days prior to or any time after a Change in Control and prior to the end of the Vesting Period (A) by the successor or surviving entity in the Change in Control transaction without Cause, (B) on account of your death or Disability, or (C) by you for Good Reason. The date of your Change in Control Termination, if any, shall be deemed a “Change in Control Vesting Date.”

(iv) “Continuous Service” means the absence of any interruption or termination of your service as an Employee of the Company or any Affiliate. If you are an Employee of an Affiliate of the Company, your Continuous Service shall be deemed to have terminated on the date the Affiliate to which you are an Employee ceases to be an Affiliate of the Company, unless on that date you become an Employee of the Company or another Affiliate of the Company. Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company or any then Affiliate of the Company. Your Continuous Service shall not be deemed to have terminated if you are transferred from the Company to an Affiliate of the Company, or vice versa, or from one Company Affiliate to another Company Affiliate.

In the event of a Change in Control, your “Continuous Service” thereafter shall be determined in the same manner as described above, except with reference to the successor or surviving entity in the Change in Control transaction and its affiliates.

(v) “Dividends” means sum of money paid regularly to its shareholders out of its profits or reserves. Dividends are assumed reinvested for rTSR purposes.

(vi) “Ending Stock Price” means the average of the closing prices of the Common Stock for the 20 trading days up to and including (if a trading day), the last day of the Measurement Period.

(vii) “Good Reason” means your voluntary termination of Continuous Service, upon 60 days prior written notice to the Company (or a successor entity) promptly following (A) a material reduction of your base compensation other than a reduction which is generally applicable to all senior leaders of the Company and its Affiliates (or a successor entity), or (B) your refusal to relocate to another Company facility or location more than 50 miles from the Company location where you are currently assigned to work.

Notwithstanding the foregoing, your resignation shall not be deemed to be for Good Reason unless (X) you notify the Company (or a successor entity) in writing within 30 days of the occurrence of the event constituting Good Reason and your intention to resign for Good Reason, (Y) the Company (or a successor entity) does not reasonably cure such event within 30 days after such notice is provided, and (Z) the resignation occurs within 120 days following the expiration of such cure period. In no event will an event constitute Good Reason unless such event would constitute Good Reason pursuant to Section 1.409A-1(n)(2) of the Treasury Regulations.

(viii) “Measurement Period” means the period from January 1, 2024, through December 31, 2026.

(ix) “Peer Group” means the companies that comprise the S&P Healthcare Services Select Index, but excluding such companies that are components of the S&P 500 (currently 44 companies). The companies in the “Peer Group” shall be further adjusted as follows:

Acquired companies and companies which enter a merger and are not the surviving entity shall be removed from the Peer Group for the entire Measurement Period.

Companies which file bankruptcy during the Measurement Period shall be deemed to have a Total Shareholder Return of -100% (the lowest ranking), irrespective of whether they emerge prior to the end of the Measurement Period.

Any company which conducts a major spin-off will be kept in the Peer Group, but the spin-off entity will not be included.

(x) “rTSR” or “Relative Total Shareholder Return” means the Company’s Total Shareholder Return compared to the Peer Group’s Total Shareholder Return on a relative basis.

(xi) “Total Shareholder Return” means the difference, expressed as a percentage, of the quotient of (A) (I) the applicable Ending Stock Price minus (II) (1) the Beginning Stock Price plus (2) Dividends, divided by (B) the applicable Beginning Stock Price.

Additional Conditions to Settlement	Upon settlement of your vested PRSUs prior to a Change in Control, the Company will transfer any shares of Common Stock to be issued to you hereunder as described above, either in book entry form or by share certificate.

You will not receive the shares of Common Stock unless and until all of the following events occur and during the following periods of time:

(i) Until the shares of Common Stock are approved, registered and listed with such federal, state, local and foreign regulatory bodies or agencies and securities exchanges as the Company may deem necessary or desirable, or the Company deems such shares to be exempted therefrom;

(ii) During any period of time which the Company deems that the issuance of the shares of Common Stock may violate a federal, state, local, or foreign law, rule or regulation, or any applicable securities exchange or listing rule or agreement, or may cause the Company to be legally obligated to issue or sell more shares than the Company is legally entitled to issue or sell; or

(iii) Until you have paid or made suitable arrangements to pay (which may include payment through the surrender of Common Stock) (A) all federal, state, local and foreign tax withholding required by the Company in connection with the issuance or the vesting and settlement of the PRSUs and (B) your employee’s portion of other federal, state, local and foreign payroll and other taxes due in connection with the issuance or the vesting and settlement of the PRSUs. In the event you have not paid or made suitable arrangements to pay all such required withholding amounts within 10 days following the Vesting Date (of if earlier, the Change in Control Vesting Date), your right to all such shares of Common Stock hereunder will be forfeited.

Dividend Equivalents and Voting	In the event that the Company pays a cash dividend with respect to shares of Common Stock following both the Date of Grant and the date on which the minimum threshold Performance Target is achieved (and prior to the Vesting Date or Change in Control Vesting Date), an amount equal to such per-share dividend paid following the date on which the minimum threshold Performance Target is achieved shall be credited to your account with respect to the number of PRSUs equal to the payout percentage for the Performance Target threshold amount that has been satisfied immediately prior to the applicable ex-dividend date, if any.

The amount so credited shall be deferred (without interest) until the vesting and settlement of such related PRSUs and shall be forfeited upon the forfeiture of such related PRSUs prior to vesting and settlement. The Administrator may, in its discretion, determine, in connection with any such crediting, whether such crediting will be in cash, additional PRSUs or other notional instrument; provided that in the absence of any such determination, such crediting will be in cash.

You will not have any voting rights with respect to any PRSUs.
Clawback	The PRSUs and all proceeds therefrom are subject to the Company’s clawback rights under Section 6(a)(7) of the Plan.

Tax Withholdings	You will incur taxes on the PRSUs once they become vested and are settled through the issuance of shares of Common Stock (or cash or other consideration in the case of a Change in Control, as applicable). It is your responsibility to make arrangements for covering the taxes associated with this income. Options for fulfilling tax obligations include, at your discretion, surrendering shares of Common Stock or other consideration that would have been issued to you upon the vesting and settlement of the PRSUs. The fair market value of the surrendered shares of Common Stock, determined as of the date when taxes would have been withheld, will be applied as a credit against the withholding taxes.

Beneficiary Designation	You may from time to time name any beneficiary or beneficiaries by whom any right under this Agreement is to be exercised and to whom any amount payable under this Agreement is to be made in the event of your death. Each designation will revoke all prior designations, shall be in a form reasonably prescribed by the Administrator and shall be effective only when filed by you in writing with the Company during your lifetime. If no beneficiary designation is in effect at the time of your death, if no designated beneficiary survives you, or if such designation conflicts with applicable law, your estate shall be considered your beneficiary.

Representation	You hereby agree, warrant and represent that you will acquire the shares of Common Stock to be issued hereunder for your own account for investment purposes only, and not with a view to, or in connection with, any resale or other distribution of any of such shares, except as hereafter permitted. You further agree to not at any time make any offer, sale, transfer, pledge or other disposition (including with respect to any settlement of any hedging transaction) of such shares to be issued hereunder without an effective registration statement under the Securities Act of 1933, as amended, and under any applicable state securities laws or an opinion of counsel acceptable to the Company to the effect that the proposed transaction will be exempt from such registration. You shall execute such instruments, representations, acknowledgements and agreements as the Company may, in its sole discretion, deem advisable to avoid any violation of federal, state, local or foreign law, rule or regulation, or any securities exchange rule or listing agreement.

The sole purpose of the agreements, warranties and representations set forth in the immediately preceding paragraph is to prevent violations of the Securities Act of 1933, as amended, and any applicable state securities laws.

Stock Dividend, Stock Split and Similar Capital Changes	In the event of any change in the outstanding shares of the Common Stock of the Company by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, conversion or what the Administrator deems in its sole discretion to be similar circumstances, the number and kind of shares subject to this Agreement shall be appropriately adjusted in a manner to be determined in the sole discretion of the Administrator, whose decision shall be final, binding and conclusive in the absence of clear and convincing evidence of bad faith.

No Effect on Status as an Employee	Nothing herein guarantees your status as an Employee for any specified period of time. You recognize that, for instance, you may terminate your Continuous Service or the Company or any of its Affiliates or any successors thereto may terminate your Continuous Service prior to the date on which your PRSUs become vested

No Effect on Corporate Authorit	You understand and agree that the existence of this Agreement will not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Arbitration
Any dispute or disagreement between you and the Company with respect to any portion of this Agreement or its validity, construction, meaning, performance or your rights hereunder shall be settled by arbitration, at a location designated by the Company, in accordance with the Commercial Arbitration Rules of the American Arbitration Association or its successor, as amended from time to time. However, prior to submission to arbitration you agree you will attempt to resolve any disputes or disagreements with the Company over this Agreement amicably and informally, in good faith, for a period not to exceed two weeks. Thereafter, the dispute or disagreement will be submitted to arbitration. At any time prior to a decision from the arbitrator(s) being rendered, you and the Company may resolve the dispute by settlement. You and the Company shall equally share the costs charged by the American Arbitration Association or its successor, but you and the Company shall otherwise be solely responsible for your own respective counsel fees and expenses. The decision of the arbitrator(s) shall be made in writing, setting forth the award, the reasons for the decision and award and shall be binding and conclusive on you and the

Further, neither you nor the Company shall appeal any such award. Judgment of a court of competent jurisdiction may be entered upon the award and may be enforced as such in accordance with the provisions of the award.

Governing La	The laws of the State of Delaware will govern all matters relating to this Agreement, without regard to the principles of conflict of laws.
Notices	Any notice you give to the Company must be in writing and either hand‐delivered or mailed to the office of the General Counsel of the Company. If mailed, it should be addressed to the General Counsel of the Company at its then main headquarters. Any notice given to you will be addressed to you at your address as reflected on the personnel records of the Company. You and the Company may change the address for notice by like notice to the other. Notice will be deemed to have been duly delivered when hand‐delivered or, if mailed, on the day such notice is postmarked.

Conflicting Term	Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control.

Code Section 409A	Your PRSUs are intended to be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder to the extent applicable (collectively, “Section 409A”) so that none of the payments or benefits hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities will be interpreted in accordance with this intent.

If at the time of your termination of Continuous Service, you are a “specified employee,” as determined by the Company under Treasury regulation Section 1.409A-1(i), in the event any amounts payable under this Agreement as a result of the termination of your Continuous Service constitute deferred compensation subject to Section 409A, as determined by the Administrator in its sole discretion, and would (but for this provision) be payable within six (6) months following the date of your termination of Continuous Service, such amounts shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death.

Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that are designated under this Agreement as payable upon your termination of Continuous Service shall be payable only upon your “separation from service” within the meaning of Section 409A.

The Administrator reserves the right to amend the terms hereunder as it considers necessary or advisable, in its sole discretion and without your consent, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Notwithstanding the foregoing, none of the Company, the Administrator, any Affiliate or any other person represents or guarantees that any particular federal, state or local tax consequences shall occur as a result of this Agreement and none of the Company, the Administrator, or any Affiliate shall have any liability to you or your beneficiaries for any failure to comply with Section 409A.

You are encouraged to consult with your own advisors regarding the tax consequences of the PRSUs.

Successor and Assigns	Subject to applicable securities laws, the PRSUs and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and any Affiliate and your successors and permitted assigns. The provisions of the PRSUs are intended to be for your benefit and shall be enforceable by you.

[Signature page follows]

Please sign the copy of this Performance Restricted Stock Unit Agreement and return it to the Company’s Secretary, thereby indicating your understanding of and agreement with its terms and conditions.

MODIVCARE INC.
By:

Name:	Jennifer Jaskolka
Title:	VP, Deputy General Counsel

ACKNOWLEDGEMENT

I hereby acknowledge receipt of a copy of the Plan. I hereby represent that I have read and understood the terms and conditions of the Plan and of the Performance Restricted Stock Unit Agreement. I hereby signify my understanding of, and my agreement with, the terms and conditions of the Plan and of the Performance Restricted Stock Unit Agreement. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to this Performance Restricted Stock Unit Agreement. I accept this Performance Restricted Stock Unit Agreement in full satisfaction of any previous written or verbal promise made to me by the Company or any of its Affiliates with respect to stock grants.

PARTICIPANT:

By: %%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%
Address: %%ADDRESS_LINE_1%-%
%%CITY_STATE_ZIPCODE%-%

Schedule A

Performance Target Split

40% EBITDA	+	60% Relative Total Shareholder Return	=	100%

40% EBITDA Performance (2026)									
	Min				Target				Max
Achievement	80%	85%	90%	95%	100%	105%	110%	115%	120%
EBITDA	$176	$187	$198	$209	$220	$231	$242	$253	$264
Payout %	50%	63%	75%	88%	100%	125%	150%	175%	200%

60% rTSR Performance		
rTSR Percentile Ranking		
Performance	Attainment	Payout % of Target
Maximum	≥100th %ile	200%
Target	67th %ile	100%
Threshold	50th %ile	50%
Below Threshold	< 50th %ile	0%